SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /✓/ Filed by a Party Other than the Registrant / / Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[✓ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-2.

Modine Manufacturing Company
(Name of Registrant as Specified In Its Charter)
_____________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[✓] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
______________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:
______________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
______________________________________________________________________________

(5) Total fee paid:
______________________________________________________________________________

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as proved by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
______________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:
______________________________________________________________________________

(3) Filing Party:
______________________________________________________________________________

(4) Date Filed:

June 23, 2006

1500 DeKoven Avenue
Racine, Wisconsin 53403-2552

Notice of Annual Meeting of Shareholders

Date:	Wednesday, July 19, 2006
Time:	9:00 a.m.
Place:	1500 DeKoven Avenue Racine, WI 53403-2552
Record Date:	May 30, 2006

The annual meeting is for the following purposes:

1.   To elect three directors;

2. To ratify the appointment of the Company's independent registered public accounting firm; and

3.   To consider any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Dean R. Zakos
Vice President, General Counsel and Secretary

June 23, 2006

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by calling a toll-free telephone number, logging onto the Internet or by completing the enclosed proxy card and returning it to us in the enclosed envelope.

PROXY STATEMENT

Annual Meeting of Shareholders of Modine Manufacturing Company - 2006

SOLICITATION OF PROXIES

This proxy statement is solicited on behalf of the Board of Directors for use at the 2006 Annual Meeting of Shareholders. The meeting will be held at 9:00 a.m. on Wednesday, July 19, 2006, at Modine’s headquarters, 1500 DeKoven Avenue, Racine, Wisconsin. This proxy statement and accompanying proxy card are first being mailed to shareholders on or about June 23, 2006.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on May 30, 2006, the record date. A total of 32,934,152 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting. You get one vote for each share of common stock you own. The holders of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote in person or by properly appointed proxy.

The telephone and Internet voting procedures are for your convenience and reduce costs for Modine. The procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

Registered Holders

Shareholders whose shares are registered directly with Wells Fargo Minnesota, N.A., Shareowner Services, the Company’s transfer agent, may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Wells Fargo. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide you with instructions.

ESOP and 401(k) Plan Participants

If you are a participant in one of the Company’s 401(k) Savings Plans or the Employee Stock Purchase Plan (the “ESOP”), you will receive a proxy that will serve as voting instructions for your shares of common stock held in your plan account. The trustee for the plan, Marshall & Ilsley Trust Company N.A., will vote your shares as you direct. If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

What are the Board's recommendations?

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is included with the description of each item in this proxy statement. In summary, the Board recommends a vote:

FOR election of the nominated slate of directors (see Item 1); and

FOR ratification of the Company's independent registered public accounting firm (see Item 2).

What if other matters come up at the annual meeting?
The matters described in this proxy statement are the only matters to our knowledge that will be subject to a vote at the annual meeting. If other matters are properly presented at the meeting, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it - by telephone, the Internet or mail; or

•	attending the annual meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it - that is, by telephone, the Internet or mail.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote by telephone or the Internet to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person. You will need to obtain a “legal proxy” from your broker if you hold your shares in street name and want to vote your shares at the annual meeting in person.

If you plan on attending the annual meeting, please so indicate when you appoint your proxy so that we may have an accurate count of the number of shareholders attending the meeting.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Voting on Election of Directors (Item 1)

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, as long as a quorum is present. This means that the individuals who receive the largest number of votes are elected as directors. Therefore, shares not voted have no effect in the election of directors. Votes attempted to be cast against a candidate are not given legal effect and are not counted as votes cast in an election of directors.

Voting on Ratification of Independent Registered Public Accounting Firm (Item 2)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Because abstentions are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Wells Fargo Minnesota, N.A., Shareowner Services, an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation. Directors, officers and employees of Modine, who will receive no compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means. Modine also has retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to assist in such solicitation for a fee of $4,500, plus expenses, for its services. Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.
How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail. See the next two questions and answers below and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available on our website, www.modine.com. In addition, most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote over the Internet. On the referenced website, you will be given instructions for choosing the option of receiving future proxy statements and annual reports electronically. If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call our transfer agent, Wells Fargo, at 1-877-602-7615 or give written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552 and tell us otherwise. You do not have to elect Internet access each year.

What happens if multiple shareholders share the same address?

We adopted a procedure called "householding" so we are sending only one annual report and proxy statement to those with the same last name at a single address, unless we received instructions to do otherwise. Householding reduces our printing and postage costs. If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may contact our transfer agent, Wells Fargo, at 1-877-602-7615 or provide written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552 and tell us otherwise. Upon request, the Company will promptly send a copy of either document. Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner. If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the outstanding shares of common stock by: (i) persons known by the Company to beneficially own more than 5% of the outstanding shares of the Common stock; (ii) nominees for director and directors of the Company; (iii) the executive officers named in the Summary Compensation Table in the “Executive Compensation” section of this proxy statement; and (iv) all current directors and executive officers of the Company as a group. The number of shares set forth for nominees for directors, directors, and executive officers are reported as of May 30, 2006. Amounts for 5% shareholders are as of the date such shareholder reported such holdings in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) unless more recent information was provided.

	Common Stock
Name and Address of Owner (a)	Number of Shares Owned and Nature of Interest(b)(c)	Percent of Class

Mario J. Gabelli and affiliates (d) One Corporate Center Rye, New York 10580-1434	3,905,782	11.86%
Administrative Committee of Modine Stock Ownership Plan (“ESOP”)(e)(f) 1500 DeKoven Avenue Racine, Wisconsin 53403-2552	1,880,001	5.66%
Richard J. Doyle	53,266	*
Frank P. Incropera	37,885	*
Frank W. Jones	90,060	*
Dennis J. Kuester (g)	68,241	*
Vincent L. Martin	61,517	*
Gary L. Neale	80,575	*
Marsha C. Williams	44,274	*
Michael T. Yonker	54,896	*
David B. Rayburn	348,839	1.05%
Bradley C. Richardson	106,273	*
Thomas A. Burke	56,574	*
Charles R. Katzfey	153,727	*
Klaus A. Feldmann	136,187	*
James R. Rulseh	135,457	*
All directors and executive officers as a group (21 persons)	1,834,573	5.57%

*	Represents less than 1% of the class.

(a)	Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or her name.

(b)	Includes shares of common stock issuable upon the exercise of options as follows:
Name	Number of Shares Subject to Options Exercisable Within 60 Days of May 30, 2006

Richard J. Doyle	33,803
Frank P. Incropera	35,852
Frank W. Jones	52,241
Dennis J. Kuester	52,241
Vincent L. Martin	51,217
Gary L. Neale	53,265
Marsha C. Williams	40,974
Michael T. Yonker	52,241

(c) Includes the following:

	Number of Shares
Name	Direct Ownership	Options Exercisable Within 60 Days of May 30, 2006	Held in 401(k) Savings Plan	Deferred Comp. Plan	Restricted Shares Not Vested

David B. Rayburn	28,540	249,705	11,498	7,186	51,910
Bradley C. Richardson	13,651	66,033	256	934	25,399
Thomas A. Burke	3,279	34,907	200	0	18,188
Charles R. Katzfey	13,316	113,809	3,324	1,814	21,464
Klaus A. Feldmann	13,923	101,459	0	0	20,805
James R. Rulseh	9,822	103,387	815	109	21,324

(d)
Based on Schedule 13D/A filed under the Exchange Act, dated May 15, 2006. Each reporting person included in the Schedule 13D/A: Gabelli Funds, LLC; GAMCO Asset Management Inc.; and MJG Associates, Inc., has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported shares, except that (i) GAMCO Asset Management does not have authority to vote 288,400 of the reported shares, and (ii) in certain circumstances, proxy voting committees may have voting power over the reported shares.

(e)
Under Exchange Act Rule 13d-3, the Administrative Committee of the ESOP may be deemed to be the beneficial owner of the shares held in the ESOP, although Marshall & Ilsley Trust Company N.A. is trustee of the shares in the ESOP. Marshall & Ilsley Trust Company N.A. is also the trustee of the Company’s Employees’ Retirement Trusts (pension) and defined contribution plans (including 401(k) plans) and is the escrow agent for participants’ restricted stock awards under the 1994 and 2002 Incentive Stock Plans. The participants in the ESOP are entitled to direct how the stock represented by the units in their account will be voted and Marshall & Ilsley Trust Company N.A. votes undirected shares in its sole discretion as it also does with undirected shares in the defined contribution plans. Marshall & Ilsley Trust Company N.A., as custodian, may be viewed as having voting or dispositive authority in certain situations pursuant to Department of Labor regulations or interpretations of federal case law. Pursuant to Exchange Act Rule 13d-4, inclusion of such shares in this table shall not be construed as an admission that the reporting person or its affiliates are, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of such securities. Dennis Kuester, a director of the Company, is Chairman and CEO of Marshall & Ilsley Corporation and Chairman and CEO of M&I Marshall & Ilsley Bank. Marshall & Ilsley Trust Company N.A. is a subsidiary of Marshall & Ilsley Corporation. Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by the ESOP and the related trusts. See Ownership of Common Stock by Modine Employee Benefit Plans below.

(f)	As of March 31, 2006.

(g)
Excludes the shares held of record by Marshall & Ilsley Trust Company N.A., a subsidiary of Marshall & Ilsley Corporation. Marshall & Ilsley Trust Company N.A. is the trustee of the Company’s shares in the ESOP, the Company’s Employees’ Retirement Trusts (pension) and defined contribution plans (including the 401(k) Savings Plans) and is the escrow agent for participants’ restricted stock awards under the 1994 and 2002 Incentive Stock Plans. See Ownership of Common Stock by Modine Employee Benefit Plans below.

The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, as required for purposes of this proxy statement. It includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of May 30, 2006. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Ownership of Common Stock by Modine Employee Benefit Plans

The following table shows the number of shares of Modine common stock held by Modine employee benefit plans as of March 31, 2006.

	Common Stock
Name of Plan (a)	Number of Shares Owned	Percent of Class

Administrative Committee of Modine’s 401(k) Salaried Savings Plan (b)(c)	924,381	2.80%
Administrative Committee of Modine’s 401(k) Hourly Savings Plan (b)(c)	577,398	1.75%
Administrative Committee of Modine’s Master Retirement Trust for Pension Plans (c)(d)	482,223	1.46%
Administrative Committee of Modine’s Deferred Compensation Plan (c)(e)	35,514	0.1%

(a)	Information on the ESOP is set forth in the Security Ownership of Certain Beneficial Owners and Management table above.

(b)
Under Exchange Act Rule 13d-3, the Administrative Committee of the plan may be deemed to be the beneficial owner of the shares held in the plan, although Marshall & Ilsley Trust Company N.A. is trustee of the shares in the plan. The participants are entitled to direct how the stock represented by the units in their account will be voted and Marshall & Ilsley Trust Company N.A. votes undirected shares in its sole discretion.

(c)
Marshall & Ilsley Trust Company N.A., as custodian, may be viewed as having voting or dispositive authority in certain situations pursuant to Department of Labor regulations or interpretations of federal case law. Pursuant to Exchange Act Rule 13d-4, inclusion of such shares in this table shall not be construed as an admission that the reporting person or its affiliates are, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of such securities. Dennis Kuester, a director of the Company, is Chairman and CEO of Marshall & Ilsley Corporation and Chairman and CEO of M&I Marshall & Ilsley Bank. Marshall & Ilsley Trust Company N.A. is a subsidiary of Marshall & Ilsley Corporation. Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by the plan and the related trusts.

(d)
Marshall & Ilsley Trust Company N.A. is the trustee of the Master Trust that holds the shares for Modine’s various non-union pension plans. The shares held by such plans are voted by the Administrative Committee of the plan.

(e)	The shares held by such plan are voted by the Administrative Committee of the plan.

ITEM 1 - ELECTION OF DIRECTORS

Action will be taken at the 2006 Annual Meeting of Shareholders for the election of three directors to serve as directors until the 2009 annual meeting and until their respective successors are duly elected and qualified. The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors currently consists of nine members with three classes of three directors each.

The nominees for election are Frank W. Jones, Dennis J. Kuester and Michael T. Yonker. The election will be determined by a plurality of the votes duly cast. It is intended that the persons appointed as proxies will vote FOR the election of the nominees listed below, unless instructions to the contrary are given to them. The nominees have indicated that they are able and willing to serve as directors. While it is not anticipated that any of the nominees will be unable to take office, if that happens, it is intended that the proxies will vote FOR the substitute nominees. In accordance with our Bylaws, a director shall hold office until the end of such director’s term and until the director’s successor shall have been elected or there is a decrease in the number of directors, or until his or her prior death, resignation or removal. Vacancies may be filled by the remaining directors. See Selection of Nominees for the Board below.

The Company's Bylaws provide that each Director shall retire at the close of the term in which he or she attains the age of 70 years, except that the provision shall not apply to any director who has been exempted from the provision by a resolution passed by a two-third's vote of the Board of Directors.

The nominees for the Board of Directors, the directors whose terms will continue, their ages, principal occupation (which they have been in for at least five years unless otherwise indicated), other directorships, and their tenure and expiration dates of their terms are as follows:

Name	Principal Occupation and Directorships
Nominees to be Elected for Terms Expiring in 2009:
Frank W. Jones Age 66 Director since 1982
Independent management consultant in Tucson, Arizona. Mr. Jones's forty-five year career in business includes over twenty-five years of service with Giddings & Lewis, Inc., a manufacturer of machine tools and, at that time, a NYSE- listed company, the last five as President and Chief Executive Officer.

Dennis J. Kuester Age 64 Director since 1983
Chairman of the Board (since January 2005), Chief Executive Officer (since January 2002) and President (from 1987 to April 2005) of Marshall & Ilsley Corporation, Chairman and Chief Executive Officer (since October 2001) and President (from 1989 to 2001) of M&I Marshall & Ilsley Bank, and Chairman of Metavante Corporation, a Milwaukee, Wisconsin-based bank holding company, bank, and banking services company, respectively. Mr. Kuester is also a director of Marshall & Ilsley Corporation and Wausau-Mosinee Paper Corporation.

Michael T. Yonker Age 63 Director since 1993
Retired. Prior to June 1998, Mr. Yonker was President and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of material handling equipment. Mr. Yonker is also a director of Woodward Governor Company, EMCOR Group, Inc. and Proliance International, Inc.

Directors Continuing in Service for Terms Expiring in 2007:
Richard J. Doyle Age 74 Director since 1987
Retired. Prior to April 1998, Mr. Doyle was Chief Executive Officer and a director of three private electrical contracting corporations. Prior to January 1989, Mr. Doyle was a Vice President of BorgWarner Corporation, Chicago, Illinois, a diversified manufacturing and services company, and President and Chief Executive Officer of BorgWarner Automotive, Inc., Troy, Michigan, a subsidiary of BorgWarner Corporation.

Gary L. Neale Age 66 Director since 1977
Retired. Prior to July 2005, Mr. Neale was Chairman and Chief Executive Officer, and a director of NiSource, Inc., Merrillville, Indiana, a holding company for gas and electric utilities and other energy-related subsidiaries. Mr. Neale continues as a director and Chairman of the Board of NiSource, Inc. and as a director of Chicago Bridge & Iron Company N.V.

David B. Rayburn Age 58 Director since 2003
President and Chief Executive Officer of the Company since January 2003. Prior to January 2003, Mr. Rayburn was President and Chief Operating Officer and, prior to April 2002, Mr. Rayburn was Executive Vice President of the Company. Mr. Rayburn is also a director of Twin Disc, Incorporated and Jason Incorporated.

Directors Continuing in Service for Terms Expiring in 2008:
Frank P. Incropera Age 66 Director since 1999
McCloskey Dean of the University of Notre Dame's College of Engineering, Notre Dame, Indiana. Dr. Incropera was with Purdue University from 1966 to 1998 with the exceptions of research leaves spent at NASA-Ames (1969), U.C. Berkeley (1973-1974) and the Technical University of Munich (1988).

Vincent L. Martin Age 66 Director since 1992
Retired. Mr. Martin was Chairman of the Board of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin from January 1986 to October 2004. He was Chief Executive Officer of Jason from 1986 to 1999. Mr. Martin's business career includes experience with AMCA International, FMC Corporation and Westinghouse Air Brake. Mr. Martin is also a director of Jason Incorporated and Proliance International, Inc.

Marsha C. Williams Age 55 Director since 1999
Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, a real estate investment trust located in Chicago, Illinois. Previously, Ms. Williams was Vice President and Chief Administrative Officer of Crate and Barrel; Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago. Ms. Williams is also a director of Chicago Bridge & Iron Company N.V., Davis Funds and Selected Funds.

Director Independence

The Company requires, as set forth in its Guideline on Corporate Governance, that a majority of the Board members be independent. However, the Company is not opposed to having members of the Company's management, including the CEO, serve as directors. At a minimum, to qualify as "independent," a director must so qualify under governing rules, regulations and standards, including those issued by the SEC and the NYSE. The Corporate Governance and Nominating Committee assesses independence on an ongoing basis, and each director is responsible for bringing to the attention of the Corporate Governance and Nominating Committee any changes to his or her status that may affect independence. In addition, the directors complete, on an annual basis, a questionnaire prepared by the Company that is designed to elicit information that relates to the independence assessment. At least annually, the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence, are considered to be independent directors.

The Board has determined that the following directors are independent within the meaning of the applicable SEC regulations, the listing standards of the NYSE and the Company's Guideline on Corporate Governance: Messrs. Doyle, Jones, Kuester, Neale and Yonker, Dr. Incropera and Ms. Williams. The Board concluded that none of these directors possessed the categorical relationships set forth in the NYSE listing standards that prevent independence and had no other business or other relationships with the Company relevant to a determination of their independence, except as set forth for Mr. Kuester. In particular, the Board determined that Mr. Kuester’s association with Marshall & Ilsley Corporation does not constitute a material relationship with Modine. In making this decision, the Board considered the amount of fees paid by Modine to Marshall & Ilsley Trust Company N.A., the fact that the fees paid are at market rates and were negotiated on an arm’s length basis and that Marshall & Ilsley has adopted procedures to protect against potential conflicts of interest in connection with such business relationships, among other factors. The Board of Directors determined that Mr. Martin was not independent during the fiscal year ended March 31, 2006 because of compensation committee interlocks. Mr. Martin cannot be deemed independent before July 2007. Mr. Rayburn is not an independent director given his position as CEO of the Company.

Lead Director

Gary Neale is the Board’s Lead Director. His primary responsibility as Lead Director is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. At least once annually, those directors who are “independent” in accordance with the criteria described above at Director Independence meet without the other directors. Mr. Neale also chairs certain portions of Board meetings and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Mr. Neale does not receive any compensation in addition to his director fees to perform the role of Lead Director.

Shareholder Communication with the Board

Shareholders wishing to communicate with the Board of Directors or with a Board member (including the Lead Director) should address communications to the Board or to the particular Board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552. Under a process approved by the Board, the Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to the Company's website, www.modine.com, for any changes to this process.

Board Meetings and Committees

The Board of Directors held seven regular meetings and one special meeting during the fiscal year ended March 31, 2006 and had four standing committees consisting of an Audit Committee, an Officer Nomination & Compensation Committee, a Pension Committee and a Corporate Governance and Nominating Committee. All directors attended at least 75% of the Board meetings and meetings of committees of which they were members.

The following chart describes the membership of each committee as of March 31, 2006 and the number of times it met during the fiscal year ended March 31, 2006:

Name	Audit	Officer Nomination & Compensation	Pension	Corporate Governance and Nominating
Richard J. Doyle	Chair		X	X
Frank P. Incropera	X		X	X
Frank W. Jones		X	Chair	X
Dennis J. Kuester		X		X
Vincent L. Martin			X
Gary L. Neale	X	Chair		X
David B. Rayburn
Marsha C. Williams	X	X		X
Michael T. Yonker	X	X		Chair
Number of Meetings	4	3	2	2

Roles of the Board's Committees

Audit Committee. The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of the Audit Committee are described below in the Report of the Audit Committee on pages 14 and 15 of this proxy statement. The charter of the Audit Committee is available on the Company's website, www.modine.com.

In July of each year, the Board selects the members of the Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is “independent” as defined in the corporate governance listing standards of the NYSE relating to audit committees. The Board of Directors has determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr.  Doyle (the Chair of the Committee) qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

Officer Nomination & Compensation Committee.   The Officer Nomination & Compensation Committee:

•	reviews the performance of the President and CEO;

•	reviews candidates for positions as Company officers;

•	makes recommendations to the Board on officer candidates;

•	makes recommendations to the Board on compensation of officers;

•	considers recommendations made by management relating to director compensation and presents those recommendations to the Board; and

•	administers the 1994 and 2002 Incentive Compensation Plans.
The charter of the Officer Nomination & Compensation Committee is available on the Company's website, www.modine.com. The Officer Nomination & Compensation Committee Report is included in this proxy statement below on pages 16 through 22. The Board selects the members of the Officer Nomination & Compensation Committee in July of each year.

Pension Committee. The Pension Committee:

•	reviews and monitors performance of the defined benefit pension plans and the defined contribution plans offered by the Company;

•	monitors the objectives, membership and activities of the Company's Pension Investment
Committee; and

•	provides oversight for pension trust investments and defined contribution plans.

The directors serving on the Pension Committee are not required to be independent. The charter of the Pension Committee is available on the Company's website, www.modine.com.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee:

•
is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company's Guideline on Corporate Governance;

•	develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons; and

•	prepares and supervises the Board's annual review of director independence and the Board's self-evaluation.

The charter of the Corporate Governance and Nominating Committee is available on the Company's website, www.modine.com. The Board selects members of the Corporate Governance and Nominating Committee in July of each year.

Selection of Nominees for the Board

The Corporate Governance and Nominating Committee considers prospective candidates for Board membership recommended by its members, as well as management and shareholders. The Committee may also decide to engage a professional search firm to assist in identifying qualified candidates; where such a search firm is engaged, the Committee sets its fees and scope of engagement.

Once the Committee identifies a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee makes its initial determination based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Committee then evaluates the prospective nominee. The Committee considers relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In assessing candidates, the Board considers issues such as education, experience, diversity, knowledge and understanding of matters such as finance, manufacturing, technology and others frequently encountered by a global business.

Every effort is made to complement and supplement skills within the existing Board and strengthen any identified areas. Further criteria include a candidate's personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board. The Committee has not established minimum qualifications for director nominees.

In connection with this evaluation, the Board determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing the evaluation and interview, the Board determines who should be nominated for a position on the Board.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors. Shareholders who desire to nominate a person or persons for election to the Board must comply with the notice requirements in the Bylaws. Shareholders who want to submit a recommendation for a director candidate for the Board may submit the recommendation to the Board using the procedure described above under Shareholder Communication with the Board. The Corporate Governance and Nominating Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates. The Committee requests that it receive any such recommendations by October 1, 2006 for the 2007 Annual Meeting of Shareholders. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this proxy statement or otherwise.

A shareholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Company’s Secretary, using the address for the Company included above in Shareholder Communication with the Board. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. A copy of the Bylaws may be obtained from the Company’s Secretary. For consideration at the 2007 Annual Meeting of Shareholders, direct nominations must be received by the Secretary no earlier than April 9, 2007 and no later than May 9, 2007. See also Shareholder Proposals for 2007 below.

Compensation of Directors

Employees of Modine do not receive any compensation for serving on the Modine board. Non-employee directors, including the Lead Director, receive the following:

•	an annual retainer of $35,000, payable quarterly;

•	$1,750 for each Board meeting attended;

•	$1,500 for each committee meeting attended;

•
an annual retainer of $5,000 for acting as Chair of the Officer Nomination & Compensation Committee, Pension Committee or Corporate Governance and Nominating Committee and an annual retainer of $10,000 for acting as Chair of the Audit Committee;

•	reimbursement for travel, lodging, and related expenses incurred in attending Board and/or committee meetings;

•	travel-accident and director and officer liability insurance; and

•	umbrella liability insurance policy for directors who are former officers of the Company.

On July 20, 2005, the Company’s shareholders approved the amendment and restatement of the 2000 Stock Option Plan for Non-Employee Directors which is now named the Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors (the “Amended Directors’ Plan”). The Amended Directors’ Plan gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors.

The Amended Directors’ Plan is currently administered by the Officer Nomination & Compensation Committee of the Board (the “ONC Committee”) but may be administered by the Board. The Board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards of stock under the plan. In January 2006, the ONC Committee approved the annual grant of stock to directors. After the 2006 Annual Meeting of Shareholders, each non-employee director, other than Ms. Williams, Dr. Incropera and Mr. Martin who received awards under the plan last year as described below, will receive the number of shares determined by dividing $38,000 by the stock price on the date of grant.

In March 2005, the ONC Committee approved the grant of unrestricted stock awards to the three directors elected or re-elected at the 2005 Annual Meeting of Shareholders in the amount of $38,000 a year for each of the years in the term to which the director has been elected or re-elected. The number of shares of unrestricted stock, therefore, equaled $114,000 divided by the closing market price of the common stock on the date of award. On July 20, 2005, Ms. Williams, Dr. Incropera and Mr. Martin each received a grant of 3,300 shares of stock.

Prior to the approval of the Amended Directors’ Plan, non-employee directors, upon election or re-election to the Board, received options to purchase the number of shares equal to the product of 6,000 times (for elections between July 2000 and July 2004) or 5,000 times (for elections prior to July 2000) the number of years in the term to which such director was so elected or re-elected. These options were granted at 100% of the fair market value of the common stock on the grant date. These options expire no later than ten years after the grant date and terminate no later than three years after termination of director status for any reason other than death.

The Board of Directors adopted the Modine Manufacturing Company Director Emeritus Retirement Plan (the "Director Emeritus Retirement Plan") pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992, and who retired from the Board would be paid a retirement benefit equal to the annualized sum directors are paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) as in effect at the time such director ceases his or her service as a director. The retirement benefit continues for the period of time equal in length to the duration of the director's Board service. If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the applicable retirement benefit. In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director directly or indirectly competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine. Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it. All eligible directors who retired prior to July 1, 2000 continue to receive benefits pursuant to the Director Emeritus Retirement Plan. All current directors eligible for participation, Messrs. Doyle, Jones, Kuester, Martin, Neale and Yonker and Dr. Incropera, accrued pension benefits pursuant to the Director Emeritus Retirement Plan until July 1, 2000.

Set forth below is a summary of fiscal 2007 board member compensation assuming that there are no changes in committee composition or number of meetings:
Name	Annual Retainer	Board and Committee Meeting Fees	Committee Chair Fees	Insurance Premium	Total Cash Compensation	Stock Awards ($)
Richard J. Doyle	$35,000	$24,250	$10,000	$0	$69,250	$38,000
Frank P. Incropera	35,000	24,250	0	0	59,250	0
Frank W. Jones	35,000	22,750	5,000	499	63,249	38,000
Dennis J. Kuester	35,000	19,750	0	0	49,750	38,000
Vincent L. Martin	35,000	15,250	0	0	50,250	0
Gary L. Neale	35,000	25,750	5,000	0	65,750	38,000
David B. Rayburn	0	0	0	0	0	0
Marsha C. Williams	35,000	25,750	0	0	60,750	0
Michael T. Yonker	35,000	25,750	5,000	0	65,750	38,000

CORPORATE GOVERNANCE

The Company's business is managed under the direction of the Board of Directors, pursuant to the laws of the State of Wisconsin, our Amended and Restated Articles of Incorporation and Bylaws. Members of the Board of Directors are kept informed of the Company's business through discussions with the President and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the Sarbanes-Oxley Act of 2002 and rule changes made by the SEC and the NYSE. We believe that our current policies and practices meet these requirements. Our corporate governance policies, including our Guideline on Corporate Governance and charters for committees of the Board, are available on our website, www.modine.com, and are available in print to any shareholder upon request.

The Board of Directors has determined that all of the members of the Company’s Audit Committee, Officer Nomination & Compensation Committee and Corporate Governance and Nominating Committee are independent, as defined under the NYSE listing standards applicable to the respective committees.

Code of Ethics

Our Guideline for Business Conduct (our "Guideline") summarizes the compliance and ethical standards and expectations we have for all our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business. It contains procedures for reporting suspected violations of the Guideline, including procedures for the reporting of questionable accounting or auditing matters, or other concerns regarding accounting, internal accounting controls or auditing matters. The Company has established a Business Ethics Program through which employees and others may report, anonymously and in confidence, concerns regarding such matters. A copy of our Guideline, as well as further information regarding our Business Ethics Program is available on our website, www.modine.com. These materials are also available in print to any shareholder upon request. If we make any substantive amendment to the Guideline, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Guideline is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release, or in a current report on Form 8-K.

Attendance at Annual Meeting

The Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders because it expects them to do so and because the Company's directors historically have attended these meetings. All of the members of the Board of Directors attended last year's annual meeting. The Board of Directors conducts its annual meeting directly after the Annual Meeting of Shareholders at the Company's headquarters.

Report of the Audit Committee

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The charter was most recently revised on May 4, 2004. As set forth in the charter, the Audit Committee's purpose is to assist the Board of Directors in monitoring the:

•	Integrity of the Company's financial statements;

•	Independent registered public accounting firm’s qualifications and independence;

•	Performance of the Company's internal audit function and independent registered public accounting firm; and

•	Company's compliance with legal and regulatory requirements.

In carrying out these responsibilities, the Audit Committee, among other things:

•
Appoints the independent registered public accounting firm for the purpose of preparing and issuing an audit report and to perform related work, and discusses with the independent registered public accounting firm appropriate staffing and compensation;

•	Retains, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors;

•	Oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Reviews the activities and recommendations of the Company's internal auditing program;

•
Monitors the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•
Determines whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees)); and

•	Annually reviews management's programs to monitor compliance with the Company's Guideline for Business Conduct.

The Audit Committee met four times during the fiscal year ended March 31, 2006. The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities. The Audit Committee's meetings include, whenever appropriate, executive sessions with the Company's independent registered public accounting firm and with the Company's internal auditors, in each case without any member of the Company's management being present.

In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the transparency of disclosures in the financial statements.

With respect to the Company's indepdendent registered public accounting firm, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP (“PwC”) matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Finally, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for filing with the SEC.

Members of the Audit Committee:

Richard J. Doyle, Chair Marsha C. Williams
Frank P. Incropera Michael T. Yonker
Gary L. Neale

Report of the Officer Nomination & Compensation Committee

The Committee's Role and Purpose of this Report. The Officer Nomination & Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of non-employee, independent directors none of whom has a business relationship with the Company, other than in their capacity as directors, or has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements. The responsibilities of the Committee are included under the caption Roles of the Board's Committees - Officer Nomination & Compensation Committee on pages 10 and 11 of this proxy statement. The ONC Committee reports to the entire Board. The ONC Committee periodically retains independent consultants to assist it in fulfilling its responsibilities, particularly in the areas of determining median salary and providing market data.

In January, prior to the end of the Company’s fiscal year ended March 31, 2006, the Committee reviewed all components of the executive officer’s compensation, including salary, bonus, equity and long term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, the actual projected payout obligations under the Company’s pension plans and under several potential severance and change-in-control scenarios. The ONC Committee, with the assistance of Towers Perrin, an independent executive compensation consulting firm, compared the total direct compensation of each executive officer to compensation survey data provided by Towers Perrin. In addition, a tally sheet setting forth all of the above components was prepared and reviewed by the ONC Committee affixing dollar amounts under various payout scenarios.

The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors the ONC Committee considers in determining the compensation of Modine's executive officers, including the Named Executive Officers (as defined below).

Compensation Philosophy. It is the ONC Committee’s philosophy that an executive compensation program should be used to promote both the short and long term financial objectives of the Company, encourage the executives to act as owners of the Company and attract and retain people who are qualified, motivated and committed to excellence. The ONC Committee believes this can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation, provided the program is structured to result in higher rewards for superior performance and financial consequences for underperformance and the total compensation is consistent with relevant industry compensation levels. The ONC Committee has approved principles for the executive compensation program that:

•	Recognize Modine's goals can only be achieved by the retention and attraction of competent, highly skilled people and that compensation is a primary factor in retaining and attracting such people;

•	Encourage strong financial and operational performance of Modine by preserving and enhancing our shareholders' investment over time without experiencing undue risk in the process;

•	Emphasize performance-based compensation that balances rewards for short term and long term results for the Company;

•	Link compensation to the interests of our shareholders by using stock incentives, both stock awards and stock options;

•
Place all elements of executive compensation: base salary; annual incentives (cash bonus); and long term incentives (stock-based) at the median of the market with the market defined by industrial companies with revenue of such companies adjusted to be comparable to that of Modine;

•	Align performance incentives in the short term with return on assets employed (“ROAE”) and in the long term with earnings per share (“EPS”) and total shareholder return (“TSR”); and

•	Emphasize corporate results rather than independent performance of operating units given the interdependence of Modine’s operating units.

Components of Compensation. The following is a discussion of each component of the executives’ direct compensation and the items considered by the ONC Committee when determining, for each of the executive officers, the level of compensation to be provided:

•
Base Salary: The goal of the ONC Committee is to pay a salary at the median for like positions based on broad industry surveys. Base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The ONC Committee annually reviews base salary to ensure, on the basis of responsibility and performance, that executive compensation is substantially meeting the committee's principles. Superior performance is recognized through above market merit increases. Individual performance is the key component in determining base salary and any changes to base salary.

•
Annual Incentive: Modine Management Incentive Plan (“MIP”). The MIP is Modine’s globally applied cash bonus plan. Executive officers participate in the MIP, as do many of Modine’s middle managers and plant management staff since they influence performance through their actions and decisions.

The MIP has a short term focus (one year) and is based on the fiscal results of the Company using the Return on Assets Employed (“ROAE”) measure. ROAE is determined by dividing net earnings by average net assets. ROAE drives performance by focusing the organization on asset utilization, working capital management and earnings improvement. Using one measure, ROAE, fosters cooperation among divisions and plants and keeps managers focused on the performance of the corporation overall.

Cash bonuses increase in a linear fashion with the Company's ROAE. The incentive is set at a percentage of base salary and the incentive levels are greater for more highly compensated individuals to reflect the level of responsibility of the employee.

Since 2005, the Modine MIP ROAE Performance Schedule has had the following bonus levels given the stated ROAE percentage:

ROAE	Bonus

4%	Threshold
8%	Target
16%	Maximum

If the Company achieves an ROAE of 4% (Threshold), an initial level participant in the MIP would receive 3% of his or her salary as a bonus with levels increasing to 42.5% of salary as a bonus for the CEO. If the Company achieves an ROAE of 8% (Target), an initial level participant in the MIP would receive 6% of his or her salary as a bonus and the CEO would receive 85% of his salary as a bonus and if the Company achieves an ROAE of 16% (Maximum), an initial level participant in the MIP would receive 12% of his or her salary as a bonus and the CEO would receive 170% of his salary as a bonus. For ROAE between the Threshold and the Maximum, the percentage of salary that may be earned as a bonus increases with each 100th% change in ROAE.

For the fiscal year ended March 31, 2006, the Company paid the following MIP bonuses to the Named Executive Officers given the Company’s ROAE of 7.33%:
Name	Bonus	Salary %

David B. Rayburn	$463,852	67%
Bradley C. Richardson	$175,920	45%
Thomas A. Burke	$210,000	84%
Charles R. Katzfey	$137,896	45%
Klaus A. Feldmann	$159,267	51%
James R. Rulseh	$134,231	45%

•
Long Term Incentive Compensation: Long term incentive plans are used to attract, retain and motivate key employees who directly impact the performance of the Company over a time-frame greater than a year. These plans are typically stock based plans so that Modine’s stock price directly affects the amount of compensation the executive receives. Target annual long term incentive grants for each eligible position are determined based on market surveys that look at competitive practice for like positions across a broad spectrum of industries. Target long term incentive is a dollar value expressed as a percentage of base salary.

There are two levels of long term incentive plan participation. Top managers and other key employees are eligible to participate in the stock option component of the program. Officers and key executives participate in the stock option component, retention restricted stock component and the performance stock component of the Long Term Incentive Plan.

➢
Top Managers. Under the Top Managers Program, the ONC Committee, in its discretion, awards stock options based on position (for example, an operations manager will receive a greater number than a plant manager who reports to the operations manager).

➢
Officers and Key Executives. Under the Officers and Key Executives Long Term Incentive Compensation Program, the ONC Committee determines, in its discretion, the number of options, restricted stock awards and performance shares available for a participant based upon that individual’s position with the Company.

The Officers and Key Executives Long Term Incentive Compensation Program has three components:

•
Stock Options - performance focused and constituting 20% of targeted long term incentive dollars. Stock options have an exercise price equal to the fair market value of the common stock on the date of grant, are immediately exercisable after one year of service with the Company (therefore, for an employee who has been employed by the Company for at least one year, the option is immediately exercisable) and have a term of ten years from the date of grant;

•	Retention Restricted Stock Awards - retention focused and constituting 20% of targeted long term incentive dollars, a portion of the award vests each year over a period of four years; and

•
Performance Stock Awards - performance focused and constituting 60% of targeted long term incentive dollars. Awards are earned based on the attainment of corporate financial goals over a three year period and are granted after the end of that three year performance period.

The Committee changed the performance stock award element of the program for the fiscal year ended March 31, 2006. In prior years the performance portion of restricted stock awards was earned based on achievement of the annual earnings per share (“EPS”) goal which, like the cash bonus goal, has a one year focus. Contemporary long term incentive plans are expanding the time horizon for performance based plans. Starting with the fiscal year ended March 31, 2006, the ONC Committee will be awarding performance stock awards based on performance over a three year period. Once earned, they are fully vested and will be granted immediately. Like prior years, the award amounts vary based on performance. There is a Threshold, Target and Maximum performance share award as described below in this Report.

Two measures are used to determine the performance stock awards - an EPS measure and a Total Shareholder Return (“TSR”) measure. These two measures gauge performance relative to other companies and focus management on driving differentiation in Modine’s earnings and stock performance. The EPS goal is measured on a three year period, which ensures that management makes decisions with the intermediate term in mind versus trying to maximize a given year’s performance to the detriment of future periods.

Achievement and payout for each measure is calculated and paid out independently of the other measure. EPS achievement is weighted at 60% of the target performance shares and TSR is weighted at 40% of the target performance shares. The EPS achievement is based on cumulative three year EPS achievement and the target is set at a cumulative EPS that reflects 10% annualized growth during the three year period. The 10% annualized EPS growth goal was set at the average EPS growth of the S&P 500 over a ten year period.

The performance measure for TSR is Modine’s performance relative to the performance of the S&P 500 over a three year period. The calculation of TSR includes both the stock price change over the three year period as well as dividends granted during the period.

A new performance period begins each year so multiple performance share periods, with separate goals, operate simultaneously.

Officers and Key Executives Long Term Incentive Compensation Program - Performance Goals

Earnings Per Share Performance Goal:

▪	Performance measure of three years using cumulative EPS;

▪	60% weighting for performance share award;

▪	Threshold - 5% a year over EPS for the fiscal year ended March 31, 2005;

▪	Target - 10% a year over EPS for the fiscal year ended March 31, 2005; and

▪	Maximum - 20% a year over EPS the fiscal year ended March 31, 2005.

Example: EPS for the fiscal year ended March 31, 2005 from continuing operations was $1.78. Therefore, the following table shows, for the fiscal years indicated, the growth in EPS needed to receive the indicated level of benefit:

	Threshold 5% Growth	Target 10% Growth	Maximum 20% Growth

FY Ended 3.31.06	$1.88	$1.97	$2.15

FY Ended 3.31.07	$1.97	$2.17	$2.58

FY Ended 3.31.08	$2.07	$2.38	$3.09

Total	$5.92	$6.52	$7.82

Total Shareholder Return Performance Goal:

▪	Performance measure over a three year period;

▪	40% weighting for performance share award;

▪	Threshold - 25th percentile of the Standard & Poor’s 500 Index;

▪	Target - 50th percentile of the Standard & Poor’s 500 Index;

▪	Maximum - 75th percentile of the Standard & Poor’s 500 Index.

Example: The following hypothetical example is helpful in understanding the Officers and Key Executives Long Term Incentive Compensation Program (“LTI”) with an assumed stock price of $30.00:

Salary	$200,000

Target LTI Value set by ONC Committee	70% of Salary ($140,000)

Value of Options	$28,000 (20% x140,000)(awarded immediately)

Number of Shares Subject to Options	2,941 (Black Scholes ratio of .3174)

Value of Restricted Stock	$28,000 (20% x 140,000)(vest over 4 years)

Number of Shares of Restricted Stock	1004 (risk of forfeiture adjustment of .9293)

Performance Program Percentage of LTI Value	60% ($84,000)

Target Number of Performance Shares	3,060 (risk of forfeiture adjustment of .9151)

Total Number of Shares	7,005

Assumptions regarding EPS and TSR:

Target Number of Performance Shares	3,060

EPS	1,836 (60% weighting)

TSR	1,224 (40% weighting)

Company Performance

3 year cumulative EPS	$5.92 (Threshold, or 50% of Target)

TSR	75th percentile (Maximum, or 175% of Target)

Resulting Shares

EPS	918 shares (3,060 x 60% x 50% achievement)

TSR	2,142 shares (3,060 x 40% x 175% achievement)

Resulting Performance Dollars	$91,800

The following table sets forth for each Named Executive Officer the number of options granted during the fiscal year ended March 31, 2006, the number of shares of restricted stock awarded during the fiscal year ended March 31, 2006 and the assumed Threshold, Target and Maximum Performance Dollars for the Named Executive Officers, including the CEO, given the Company’s performance in the fiscal year ended March 31, 2006 given assumptions for the Company’s performance over the next three fiscal years.

Name	Options(#)	Restricted Stock(#)	Threshold($)	Target($)	Maximum($)
David Rayburn	25,988	40,410	$354,060	$885,149	$1,549,011
Bradley Richardson	9,797	13,859	$133,480	$333,701	$ 583,977
Thomas Burke	34,298	23,188	$126,675	$316,687	$ 554,202
Charles Katzfey	6,663	12,784	$ 90,784	$226,959	$ 397,178
Klaus Feldmann	6,605	13,765	$ 89,994	$224,985	$ 393,724
James Rulseh	6,486	12,724	$ 88,371	$220,927	$ 386,622

Other Benefits for Executive Officers

In addition to the employee benefits applicable to employees in general, more highly compensated employees of Modine receive the following benefits:

Retirement Plans

401(k) Savings Plan. Modine offers retirement benefits to its executive officers through tax-qualified plans, including an employee-funded 401(k) Savings Plan. Under the 401(k) Savings Plan, the Company contributes 60% of the amount contributed to the plan by the executive, subject to a maximum contribution of 3.6% of the executive’s base pay up to the maximum allowed by law. The same benefit is available to the Company’s other full-time employees in the U.S., although each individual participant’s 401(k) Savings Plan balances may vary due to a combination of: differing annual amounts contributed by the employee; the investment choices by the participant in the plan (the same investment choices are available to all participants in the 401(k) Savings Plan); and the number of years that the person has participated in the plan.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan. It allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Savings Plans. For the 2005 calendar year, an employee could contribute no more than $14,000 to a 401(k) Savings Plan. The Deferred Compensation Plan allows a highly compensated employee to defer an amount of salary that exceeds $14,000 but in no event can the deferral into the Deferred Compensation Plan exceed 10% of base salary. Salary deferred pursuant to the Deferred Compensation Plan is invested by the committee administering the plan. Payments out of the Deferred Compensation Plan are deferred until termination of service or retirement. The employer match is made in this plan only to the amount that was lost in the 401(k) Savings Plan due to statutory limits.

Pension Plan. The Company maintains pension plans that are more fully described in the Pension Plan Table below. Messrs. Rayburn, Richardson, Katzfey and Rulseh participate in the Company’s pension plan. Mr. Burke joined the Company after the pension plans were closed to new participants. Mr. Feldmann does not participate in a Company-sponsored pension plans because he is a citizen of Germany.

Executive Supplemental Retirement Plan (“SERP”). The SERP is a non-qualified pension plan. The SERP supplements the Company’s qualified pension plan by allowing salary and bonus that is in excess of statutory limits to be taken into account in determining pension benefits payable to an employee.

Health Care, Insurance and Other Welfare Benefits

The health care, insurance and other welfare and employee-benefit programs provided to the executive officers are the same as those programs provided to all eligible employees.

Perquisites. Modine provides its executive officers with the following limited additional perquisites:

•	Annual allowance for financial and tax planning services;

•	Eligibility for annual physical examinations, a benefit is in addition to medical benefits generally available to other Modine employees;

•	In extremely limited circumstances and where appropriate, certain executives may use Modine-owned aircraft for annual physical exams at the Company’s request; and

•	Use of Modine fleet vehicles for occasional personal use.

The Committee reviewed the above perquisites provided by Modine during the fiscal year ended March 31, 2006 and found them to be reasonable and appropriate.

Chief Executive Compensation

The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Rayburn's overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. For the fiscal year ended March 31, 2006, the Chief Executive Officer's compensation components were:

Base Salary: The Committee evaluated Mr. Rayburn's individual performance based on the following:

▪	Leadership;

▪	Ability to instill confidence in others and inspire the confidence of others;

▪	Development of Modine's long term strategic plan and annual goals and objectives;

▪	Development of an effective senior management team and provision for management succession;

▪	Effective communications with stakeholders; and

▪	Relationship with the Board.

As a result of this evaluation and comparison with compensation norms, Mr. Rayburn's salary was increased to $702,000 effective April 1, 2006.

Annual Incentive: As noted above, the Company’s ROAE for the fiscal year ended March 31, 2006 was 7.33% which is at 92% of Target. Accordingly, under the MIP formula, Mr. Rayburn earned a bonus of $463,852 representing 67% of his base salary.

Long term Incentive Awards: Please see the information set forth above under Officers and Key Executives Long Term Incentive Compensation Program - Performance Goals with regard to all of the Named Executive Officers.

Compliance with Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's CEO and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Board and the Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

Respectfully submitted by the members of the Officer Nomination & Compensation Committee of the Board of Directors:

Gary L. Neale, Chair Marsha C. Williams
Frank W. Jones Michael T. Yonker
Dennis J. Kuester

Compensation Committee Interlocks and Insider Participation:     There are none.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and the five most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of March 31, 2006 (the "Named Executive Officers"), for services rendered to the Company and its subsidiaries during the fiscal year ended March 31, 2006. Also included is compensation information for the same individuals for the fiscal years ended March 31, 2005 and 2004.

	Annual Compensation				Long Term Compensation

					Awards
Name and Principal Position	Fiscal Year	Salary($)(a)	Bonus ($)(b)	Other Annual Compensa-tion($)(c)	Restricted Stock Awards($)(d)	Securities Underlying Options (#)	All Other Compensa- tion ($)(e)
David B. Rayburn	2006	696,552	463,852	9,601	1,145,780	25,988	68,516
President and CEO	2005	621,226	440,625	24,808	1,013,075	26,000	38,532
	2004	547,893	276,667	11,451	234,540	30,000	31,438

Bradley C. Richardson	2006	396,111	175,920	1,575	394,612	9,797	37,288
Executive Vice President, Finance and CFO	2005	350,130	165,440	9,915	379,785	13,900	26,812
	2004	288,793(f)	200,000(f)	61,145(g)	661,924(f)	41,000(f)	17,510

Thomas A. Burke	2006	352,414(h)	365,000 (h)	18,939(i)	711,961(h)	34,907(h)	19,482
Executive Vice President

Charles R. Katzfey	2006	310,862	137,896	10,470	359,556	6,663	32,232
Group Vice President	2005	284,475	134,371	5,457	379,785	10,400	21,088
	2004	270,740	90,658	8,315	140,724	12,000	18,596

Klaus A. Feldmann Group Vice President	2006	€260,000/ $315,151(j)	€131,395 $159,267(j)	€38,738 $46,955(j)	358,937	6,605	17,105
	2005	€253,000/ $327,933(j)	€118,910/ $154,128(j)	€36,941/ $47,882(j)	379,785	10,400	9,157
	2004	€242,000/ $297,736(j)	€80,659/ $99,236(j)	€19,490/ $23,979(j)	140,724	12,000	7,080

James R. Rulseh	2006	302,414	134,231	13,297	357,600	6,486	30,488
Group Vice President	2005	271,418	128,310	13,730	379,785	10,400	16,945
	2004	254,234	85,167	20,309	140,724	12,000	12,351

(a)  The salary amounts include amounts deferred at the Named Executive Officer's option through contributions to the Modine 401(k) Retirement Plan for Salaried Employees and the Modine Deferred Compensation Plan for Named Executive Officers.

(b)                                 The bonus amounts include amounts paid in May of the next fiscal year under the Company’s Management Incentive Plan (“MIP”) attributable to the Company’s performance during the then prior fiscal year. By way of example, the MIP bonus paid in May 2006 is attributable to the Company’s performance for the fiscal year ended March 31, 2006.

(c)  Includes perquisites that are described in the Report of the Officer Nomination & Compensation Committee above.

(d)  The dollar values shown are based on the number of shares awarded multiplied by the closing market price of Company common stock on the date of grant. The 2006 restricted stock awards consist of awards made during the year ended March 31, 2006 pursuant to the 2002 Incentive Compensation Plan (the “2002 Plan”), as follows:

Name	2006 Share Grant	Total Shares of Restricted Stock Held at March 31, 2006	Aggregate Market Value of Total Number of Restricted Shares at March 31, 2006

David B. Rayburn	40,410	59,710	$1,761,445
Bradley C. Richardson	13,859	31,979	943,381
Thomas A. Burke	23,188	23,188	684,046
Charles R. Katzfey	12,784	24,344	718,148
Klaus A. Feldmann	12,765	23,685	698,708
James R. Rulseh	12,724	24,204	714,018

Dividends are paid on the restricted shares at the same time and the same rate as dividends are paid to all shareholders. The amount of the dividend paid in unvested shares of restricted stock is included in the Other Annual Compensation column.

The awards under the 2002 Plan are subject to restrictions that lapse annually in fourths (for awards made in and after January 2006) and in fifths (for awards made prior to January 2006) over a period commencing at the end of the first year from the date of grant. In the event of retirement, the shares may, if authorized by the Officer Nomination & Compensation Committee of the Board, be released at an earlier date. In the event of a change in control the share restrictions lapse.

The aggregate market value of all shares of stock subject to restriction is based upon a closing stock price of $29.50 on March 31, 2006.

(e)  Includes employer matching contributions to the Modine 401(k) Retirement Plan for Salaried Employees (“401(k) Co. Match”) and the Modine Deferred Compensation Plan (“DC Co. Match”) and payments of premiums for disability insurance (“LTD Ins.”), and life insurance (“Life Ins.”) and dividends on unvested shares of restricted stock as follows:

Name	Year	401(k) Co. Match	DC Co. Match	LTD Ins.	Life Ins.	Dividends on Unvested Restricted Stock

David B. Rayburn	2006	$6,517	$18,559	$ 935	$2,411	$40,094
	2005	5,172	15,177	900	1,080	16,203
	2004	3,000	12,960	1,108	1,292	13,078

Bradley C. Richardson	2006	3,891	10,369	935	841	21,252
	2005	1,279	10,386	900	1,080	13,167
	2004	971	6,536	808	945	8,250

Thomas A. Burke	2006	4,055	0	277	592	14,558

Charles R. Katzfey	2006	4,133	7,292	2,149	933	17,725
	2005	3,210	6,166	856	925	9,931
	2004	3,476	5,657	732	791	7,940

Klaus A. Feldmann	2006	0	0	0	0	17,105
	2005	0	0	0	0	9,157
	2004	0	0	0	0	7,080

James R. Rulseh	2006	8,970	1,857	910	1,114	17,637
	2005	5,138	454	817	883	10,263
	2004	3,068	341	688	744	7,882

(f)   Mr. Richardson joined the Company on May 12, 2003. In connection with his joining the Company, the Company paid Mr. Richardson a hiring bonus of $75,000, guaranteed him a bonus attributable to the fiscal year ended March 31, 2004 of $125,000 and granted him 20,000 shares of restricted common stock at no cost to him and options for the purchase of 25,000 shares of common stock with an exercise price of $21.47 per share. The restricted stock and the options were granted pursuant to the terms of the 2002 Plan.

(g)   Includes, in addition to the perquisites described in the Report of the Officer Nomination and Compensation Committee, $28,520 for relocation expenses (including tax gross up payments) and $26,387 for club membership (including tax gross up payments).

(h)   Mr. Burke joined the Company on May 31, 2005. In connection with this joining the Company, the Company granted Mr. Burke 20,000 shares of restricted stock at no cost to him and options for the purchase of 25,000 shares of common stock with an exercise price of $30.40 per share. The restricted stock and the options were granted pursuant to the terms of the 2002 Plan.

(i)   Includes, in addition to the perquisites described in the Report of the Officer Nomination and Compensation Committee, $18,939 for relocation expenses.

(j)   The salary, bonus and other annual compensation for Mr. Feldmann, who works and lives in Germany, were paid to him in Euros in the amounts shown in the table above. The amounts shown in U.S. dollars in the table above were converted from the Euro at the following exchange rates in effect at March 31 in the years indicated: 2006 - $1=0.8250€; 2005 - $1=0.7715€; and 2004- $1=0.8128€.

Stock Options

The following table sets forth information about stock option grants during the fiscal year ended March 31, 2006 to the Named Executive Officers.

Option Grants in Last Fiscal Year
Individual Grants (a)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)(c)
Name	Number of Securities Underlying Options Granted(#)(a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	5% ($)	10% ($)
David B. Rayburn	25,988	10.21%	32.61	1/17/2016	531,714	1,348,777
Bradley C. Richardson	9,797	3.85	32.61	1/17/2016	200,447	508,464
Thomas A. Burke	25,609 9,298	10.06 3.65	30.40 32.61	5/31/2015 1/17/2016	497,327 190,237	1,262,268 482,566
Charles R. Katzfey	6,663	2.61	32.61	1/17/2016	136,325	345,810
Klaus A. Feldmann	6,605	2.59	32.61	1/17/2016	135,138	342,800
James R. Rulseh	6,486	2.54	32.61	1/17/2016	132,704	336,623

(a) Consists of incentive and non-qualified stock options to purchase shares of Modine common stock granted on January 17, 2006 pursuant to the 2002 Plan. All options granted are immediately exercisable except within the first year of employment. Up to 3,000,000 shares of common stock may be issued pursuant to grants of awards under the 2002 Plan. The ability to grant awards under the 2002 Plan expires on July 17, 2012. All options are granted at 100% of the fair market value of common stock on the date of the grant and expire no later than ten years after the date of the grant. Grants pursuant to the 2002 Plan may be made to officers and certain other employees as is determined by the Officer Nomination & Compensation Committee. Upon the exercise of an option, the optionee may pay the purchase price in cash, stock, optioned stock, or a combination thereof. The optionee may also satisfy any tax withholding obligation by using optioned stock.

(b)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(c)           No gain to the optionee is possible without stock price appreciation, which will benefit all shareholders commensurately.

The following table sets forth information with respect to the Named Executive Officers concerning option exercises during and the value of options outstanding at the end of the last fiscal year. The Company has granted no stock appreciation rights and, therefore, none are outstanding.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)(a)		Value of Unexercised In-the Money Options at FY-End ($)(a)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
David B. Rayburn	15,365	112,025	249,705	0	969,624	0
Bradley C. Richardson	0	0	66,033	0	235,410	0
Thomas A. Burke	0	0	0	34,907	0	0
Charles R. Katzfey	0	0	113,809	0	498,965	0
James R. Rulseh	8,195	59,749	103,387	0	436,307	0
Klaus A. Feldmann	6,146	29,810	101,459	0	459,224	0

(a) All options granted are immediately exercisable except within the first year of employment. Value is determined by subtracting the exercise price from the year-end closing price of the Company common stock and multiplying by the number of shares underlying the options.

Long Term Incentive Plans - Awards in Last Fiscal Year

The following table sets forth for each Named Executive Officer the number of options granted during the fiscal year ended March 31, 2006, the number of shares of restricted stock awarded during the fiscal year ended March 31, 2006 and the assumed Threshold, Target and Maximum Performance Dollars for the Named Executive Officers, including the CEO, given the Company’s performance in the fiscal year ended March 31, 2006 given assumptions for the Company’s performance over the next three fiscal years. The actual values at the time of payout may be greater or less than that indicated below.

Name	Options (#)	Restricted Stock (#)	Performance Period	Threshold ($)	Target ($)	Maximum ($)
D. Rayburn	25,988	40,410	FY 2006-2008	$354,060	$885,149	$1,549,011
B. Richardson	9,797	13,859	FY 2006-2008	$133,480	$333,701	$ 583,977
T. Burke	34,298	23,188	FY 2006-2008	$126,675	$316,687	$ 554,202
C. Katzfey	6,663	12,784	FY 2006-2008	$ 90,784	$226,959	$ 397,178
K. Feldmann	6,605	13,765	FY 2006-2008	$ 89,994	$224,985	$ 393,724
J. Rulseh	6,486	12,724	FY 2006-2008	$ 88,371	$220,927	$ 386,622

Pension Plan Table

The Named Executive Officers participate on the same basis as other salaried employees in the non-contributory Modine Manufacturing Company Pension Plan for Non-Union Hourly-Paid Factory Employees and Salaried Employees (the "Salaried Pension Plan") (with the exception of Klaus A. Feldmann, who is a German citizen and receives an annual contribution of five percent of his annual base salary for his personal pension planning purposes, and an additional five percent of his annual base salary on the basis of a reinsured support fund). Because the Company's contributions to the Salaried Pension Plan are actuarially based on all eligible salaried employees and are not allocated to individual employee accounts, expenses for a specific person cannot readily be separately or individually calculated. Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years proceeding retirement and on years of service. Applicable earnings include salary, bonus, and any deferred amount under the Modine 401(k) Savings Plan and the Deferred Compensation Plan which is approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis. A minimum of five years of service is required for the benefits to vest. The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his/her spouse based on the employee's earnings and period of employment, and is not subject to offset by Social Security benefits. Employees may retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred, or other early retirement benefits depending on age and years of service upon retirement or termination. In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee's age plus years of eligible service with the Company equals least 85. Furthermore, if employed on and before March 31, 2001, an employee who reaches age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he/she elects not to retire at that time.

In March 2004, the Board of Directors passed a resolution that froze credited service under the Salaried Pension Plan as of April 1, 2006. After April 1, 2006, participants in the Salaried Pension Plan do not earn additional credited service; however, changes in compensation will be considered in any pension calculation. While credited service is frozen at April 1, 2006, eligibility service for employees hired on or before December 31, 2003 continues to accrue. Neither Mr. Burke nor Mr. Feldmann is eligible to participate in the Company’s defined benefit plans.

The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under a combination of the Salaried Pension Plan and the Executive Supplemental Retirement Plan, a non-qualified defined benefit pension plan, at the indicated remuneration levels (average of five years' earnings).

	Representative Years of Service
Average Annual Earnings	15 Years	20 Years	25 Years	30 Years	35 Years

$350,000	$84,286	$112,381	$140,476	$168,572	$196,667
450,000	109,411	145,881	182,351	218,822	255,292
550,000	134,536	179,381	224,226	269,072	313,917
650,000	159,661	212,881	266,101	319,322	372,542
750,000	184,786	246,381	307,976	369,572	431,167
850,000	209,911	279,881	349,851	419,822	489,792
950,000	235,036	313,381	391,726	470,072	548,417
1,050,000	260,161	346,881	433,601	520,322	607,042
1,150,000	285,286	380,381	475,476	570,572	665,667
1,250,000	310,411	413,881	517,351	620,822	724,292
1,350,000	335,536	447,381	559,226	671,072	782,917
1,450,000	360,661	480,881	601,101	721,322	841,542
1,550,000	385,786	514,381	642,976	771,572	900,167

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto. To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid pursuant to the Executive Supplemental Retirement Plan from general operating funds of the Company.

The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under a combination of the Salaried Pension Plan and the Executive Supplemental Retirement Plan, a non-qualified defined benefit pension plan, for the Named Executive Officers eligible to participate in the defined benefit plans:

Name of Individual	Assumed Projected Annual Retirement Benefit at Age 65*	Full Years of Service as of March 31, 2006
David B. Rayburn	$333,190	15.3
Bradley C. Richardson	42,857	3.1
Charles R. Katzfey	153,337	19.2
James R. Rulseh	282,184	29.0

* Assumes 3% salary increase annually.

Employees, including officers, may also qualify for long term disability payments of approximately sixty percent of their base salary, up to a maximum of $15,000 per month, if they become disabled.

Employment Agreements, Termination and Change in Control Arrangements

Messrs. Rayburn, Richardson and Burke have employment agreements with the Company. Pursuant to the employment agreements, the executive officers have each agreed to serve in his respective executive officer capacities, and each agreed to devote his full time to the performance of his duties thereunder. The employment agreements each have a thirty-six month term. After the effective date, the employment contract automatically and continuously extends for an additional day, unless either party gives written notice of termination to the other party, in which case the term would become a thirty-six month period beginning on the date such notice was received.

The Company is permitted to terminate the executive’s employment contract for "Cause," as that term is defined in the contract, and the executive is permitted to terminate the employment contract upon the occurrence of any of the following events: failure to elect or re-elect him to the offices he holds; a significant change in the scope of his authority, duties, or reduction in compensation; a breach by the Company of any provision of the employment contract; and the liquidation, dissolution, consolidation, or merger of the Company. In the event of a termination by the Company other than for Cause or a termination by the executive as described above, the Company is obligated to remit, as liquidated damages, severance pay to the executive in an amount equal to his "Average Annual Earnings" during the term under the employment agreement. "Average Annual Earnings" means the arithmetic average of annual compensation includable in the executive’s gross income in the five taxable years preceding the year of termination. The executive would continue to receive all employee benefits plus supplements to his retirement pension and 401(k) Savings Plan benefits designed to provide him with benefits that otherwise are reduced by statutory limitations on qualified benefit plans. In the event of disability, salary continuation would be provided at a level of one hundred percent for the first twelve months and up to sixty percent for the remainder of the employment term.

Mr. Feldmann has an employment agreement with Modine Holding GmBh, the Company’s subsidiary in Germany. Pursuant to Mr. Feldmann’s employment agreement, which is governed by German law, Mr. Feldmann is obligated to devote his full working time to his position with Modine. The agreement has a three year term and expires on March 31, 2007. The parties are obligated to negotiate any proposed changes to the employment relationship that would be included in a new agreement at least a year prior to the termination of the agreement then in effect. Modine and Mr. Feldmann have negotiated a new three year agreement with substantially the same terms as the current agreement. The new agreement is effective on April 1, 2007 and expires on March 31, 2010. In accordance with the terms of the agreement, the Officer Nomination & Compensation Committee sets Mr. Feldmann’s salary. One other officer of the Company also has an employment agreement.

All of the Named Executive Officers are parties to a Change in Control Agreement and Termination Agreement with the Company as are all officers of the Company. In the event of a "Change in Control," as defined in Mr. Rayburn's Change in Control Agreement and Termination Agreement, at any time during the 24 months after a change in control occurs, if Mr. Rayburn is terminated without "Good Cause" or if Mr. Rayburn terminates the Agreement for any reason, a 36-month "Severance Period" would be triggered during which Mr. Rayburn would be entitled to receive an amount equal to three times the greater of: (A) the sum of his base salary and target bonus or (B) the sum of his five-year average base salary and five-year average actual bonus, payable in a lump sum within 60 days after the date of termination of employment. In addition, Mr. Rayburn would receive an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated and applicable benefits and credited service for pension purposes for the 36-month period.

In the event of Mr. Rayburn’s death, such amounts would be payable to his estate. Any stock options or stock awards would immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurred, and if payments made to Mr. Rayburn were subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Rayburn would be entitled to receive an additional lump sum payment sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the payment.

In accordance with the Change in Control Agreement and Termination Agreement to which the Named Executive Officers, other than David Rayburn, are parties with the Company, in the event of a "Change in Control," as defined in those Agreements, if employment of the executive officer is terminated by the Company for any reason other than "Good Cause," or terminated by the executive for "Good Reason" within 24-months after the change in control occurs, or if terminated by the executive for any reason during the 13th month after the change in control, a 24-month "Severance Period" would be triggered during which the executive is entitled to receive an amount equal to two times the greater of: (A) the sum of the executive's base salary and target bonus or (B) the sum of the executive's five-year average base salary and five-year average actual bonus, payable in a lump sum within 60 days after the date of termination of employment. In addition, the executive would receive an amount equal to the pro-rata portion of the target bonus for the calendar year in which the executive's employment terminated and applicable benefits and credited service for pension purposes for the 24-month period.

In the event of the executive's death, such amounts will be payable to the executive's estate. Any stock option or stock awards would immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurs, and if payments made to the executive are subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional lump-sum payment sufficient to cover the full cost of such excise taxes and the executive's federal, state, and local income and employment taxes on the payment.

Performance Graph

The following graph compares the cumulative five-year total return on the Common stock with similar returns on the Russell 2000® Index and the Standard & Poor’s (S&P) MidCap 400 Industrials Index. The graph assumes a $100 investment and reinvestment of dividends.

		INDEXED RETURNS
	Base	For Years Ended
	Period
Company / Index	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06
MODINE MANUFACTURING COMPANY	$100	108.51	61.80	109.83	126.13	135.20
RUSSELL 2000 INDEX	$100	113.98	83.25	136.39	143.77	180.93
S&P MIDCAP 400 INDUSTRIALS INDEX	$100	123.46	93.70	135.07	150.98	201.13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually. Modine enters into purchase and sales transactions with other companies, universities and entities in which members of the Board of Directors or executive officers are executive officers or members of boards of these entities. Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms. The Company anticipates that similar transactions will occur in the fiscal year ending March 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Modine’s equity compensation plans, as listed below, all have been approved by shareholders:

•	1985 Incentive Stock Plan;

•  1985 Stock Option Plan for Non-Employee Directors and Directors Emeriti;
•  1994 Incentive Compensation Plan;

•	2002 Incentive Compensation Plan;

•	1994 Stock Option Plan for Non-Employee Directors;

•	Modine Manufacturing Company Stock Option Plan for Thermacore Employees under the DTX Corporation 1995 Stock Option Plan;

•	Modine Manufacturing Company Stock-Based Compensation Plan for Thermacore Employees under the DTX Corporation 1997 Plan; and

•
Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors. The 2000 Stock Option Plan for Non-Employee Directors was approved by the Board of Directors but was not required to be submitted to shareholders for approval. Subsequently, the Company amended that plan and submitted the Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to the Company’s shareholders at the 2005 annual meeting.

A description of all of these plans is contained in Note 23 of the “Notes to Consolidated Financial Statements” in the Company’s Annual Report for the year ended March 31, 2006. The following table sets forth required information about equity compensation plans as of March 31, 2006.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in 1st column)
Equity Compensation Plans approved by security holders	2,602,220	$22.66	1,843,715

Equity Compensation Plans not approved by security holders	228,427 (1)	$24.81	0

Total	2,851,609	$22.83	1,843,715

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007 to audit the consolidated financial statements of the Company. PwC has been the Company's independent certified public accountants since 1935. Before the Audit Committee selected PwC, it carefully considered the qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Because abstentions are not considered votes cast, they will not have an effect on the vote.

If, prior to the annual meeting, PwC shall decline to act or its engagement shall be otherwise discontinued by the Board, the Board will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders after the 2006 Annual Meeting of Shareholders.

Services provided to the Company and its subsidiaries by PwC in fiscal 2006 and fiscal 2005 are described under Independent Auditor’s Fees for Fiscal 2006 and 2005 below.

Representatives of PwC are expected to be present at the 2006 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

The Board recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

INDEPENDENT AUDITORS’ FEES FOR FISCAL 2006 AND 2005

The following table presents fees for professional audit services rendered by PwC for the audit of the Company's annual financial statements for the fiscal years ended March 31, 2006 and March 31, 2005 and fees billed for other services rendered by PwC during those periods. Certain amounts for the fiscal year ended March 31, 2005 have been reclassified to conform to the fiscal 2006 presentation.

(In thousands)	Fiscal 2006	Fiscal 2005

Audit Fees: (a)	$2,619.6	$3,403.0
Audit-Related Fees: (b)	-	-
Tax Fees: (c)	51.3	294.0
All Other Fees: (d)	-	20.3
Total	$2,670.9	$3,717.3

(a)
Audit Fees: Fees for professional services performed by PwC for (1) the completion of procedures to comply with generally accepted auditing standards and the audit and review of financial statements, (2) the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (3) the attestation of management’s report on the effectiveness of internal control over financial reporting (the Sarbanes-Oxley Act Section 404 attestation); and (4) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)
Audit-Related Fees: Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company's financial statements. This amount also includes employee benefit plan audits, attestations by PwC that are not required by statute or regulation, consulting on financial accounting/reporting standards, and due diligence related to mergers and acquisitions.

(c)
Tax Fees: Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning. This includes preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from "Audit-Related" items.

(d)
All Other Fees: Fees for permissible work provided by PwC that do not meet any of the above-category descriptions. In fiscal year 2005, the amounts in this category represent fees for assistance related to services performed for the Company in response to a U.S. Customs inquiry for a NAFTA Certificate of Origin.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Company's financial statements were at all times compatible with maintaining PwC’s' independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm, subject to the “de minimus” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. Alternatively, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year. Descriptions of each project are provided to the Audit Committee. Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services. The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects. All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2005 and fiscal year ended March 31, 2006 were approved in advance by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC. Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company's reporting persons complied during the fiscal year ended March 31, 2006 with the reporting requirements of Section 16(a) of the Exchange Act with the exception of Carlton Harper who had two inadvertent late filings due to delayed sales after clearance by the Company and Klaus Feldmann who had one inadvertent late filing due to a delay in receiving trade information from Modine’s stock option administrator.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2006 Annual Meeting of Shareholders. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Shareholder Proposals for 2007

Shareholder proposals for the 2007 Annual Meeting of Shareholders of the Company must be received no later than February 23, 2007 at the Company's principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the proxy rules of the SEC. Written notice of shareholders proposals for the 2007 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than April 9, 2007 and no later than May 9, 2007 at such offices, directed to the attention of the Company’s Secretary and must be submitted in accordance with the requirements of the Bylaws of the Company.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Dean R. Zakos,
Vice President, General Counsel
and Secretary
June 23, 2006

The Company's Annual Report for the fiscal year ended March 31, 2006 has been provided with this proxy statement. The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company's Form 10-K (without exhibits). Such requests should be addressed to: Director of Investor Relations and Corporate Communications, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552. A copy of the Company's Form 10-K will be available on our website, www.modine.com, after it is filed with the SEC.

Notice
of Meeting
and Proxy
Statement

2006	Annual Meeting of Shareholders

PRINTED ON RECYCLED PAPER

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, July 19, 2006

9:00 a.m. CDT

Modine Manufacturing Company

1500 DeKoven Avenue

Racine, Wisconsin 53403-2552

If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, http://www.modine.com.

If you would like to access the proxy materials electronically next year, please go to the following website, http://econsent.com/mod/.

Modine Manufacturing Company
1500 DeKoven Avenue, Racine, Wisconsin 53403-2552                                                                                                                                               proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints David B. Rayburn and Dean R. Zakos, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Modine Manufacturing Company to be held at 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552 on July 19, 2006 at 9:00 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine Employee Stock Ownership Plan and/or Modine 401(k) Retirement Plan
Voting Instructions to Trustee, Marshall & Ilsley Trust Company N.A., for the Annual Meeting of Shareholders

As a participant in the Modine Employee Stock Ownership Plan and/or Modine 401(k) Retirement Plan, you have the right to give instructions to the Trustee as to the voting of certain shares of Modine Manufacturing Company common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any and all adjournment(s) thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted by the Trustee, Marshall & Ilsley Trust Company N.A., in its own discretion and in accordance with ERISA.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

See Reverse Side

COMPANY #

Dear Shareholder:

Modine Manufacturing Company provides three ways for you to vote your proxy.

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-560-1965 -- QUICK, EASY AND IMMEDIATE

●    On a touch-tone telephone call 1-800-560-1965 and follow the simple instructions the voice on the phone provide you. Available 24 hours a day, 7 days a week, until 12:00 p.m. on July 18, 2006.
●     Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

VOTE BY INTERNET -- http://www.eproxy.com/mod/ -- QUICK, EASY AND IMMEDIATE

●     Use the Internet and log onto www.eproxy.com/mod/ and follow the simple instructions to obtain your records and create an electronic proxy. Available 24 hours a day, 7 days a week, until 12:00 p.m. on July 18, 2006. Note: As indicated in the Proxy Statement, you may choose to receive future proxy statements and annual reports electronically by following the instructions provided on this website.
●     Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Modine Manufacturing Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your proxy card

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 Frank W. Jones 02 Dennis J. Kuester 03 Michael T. Yonker	[ ] Vote FOR all nominees listed (except as marked contrary below)	[ ] WITHHOLD Authority For All

(Instructions: To withhold authority to vote for any indicated nominee, [   ]
write the numbers(s) of the nominee(s) in the box provided to the right.)

2. Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.

For               Against              Abstain
[    ]                  [    ]                      [    ]

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR Items 1 and 2.

Please check the box to the right if you plan to attend the 2006 Annual Meeting of Shareholders.   [   ]

Address Change? Mark Box   [   ]
Indicate changes below:

Date___________, 2006

[                                                             ]

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.